Exhibit 99.1

Company Contact:	IR Agency Contact:

Investor Relations	David Barnard, CFA
408-952-8402	415-433-3777
investorrelations@raesystems.com	David@lhai-sf.com

RAE Systems Reports Third Quarter 2005 Results

-Third Quarter Revenue Increased 32% from the Third Quarter of 2004-

San Jose, CA – October 26, 2005 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks for homeland security and industrial applications, today reported results for the third quarter of 2005.

Third Quarter Financials

For the third quarter of 2005, RAE Systems reported revenue of $16.2 million as compared to revenue of $12.2 million for the same quarter in 2004, an increase of 32 percent over last year’s third quarter. Net income for the quarter was $397,000 or $0.01 per diluted share, as compared to net income of $1,029,000 for the same period in 2004, or $0.02 per diluted share. For the nine months ended September 30, 2005, the Company reported sales of $42.0 million versus $30.5 million for the nine months ended September 30, 2004 for an increase of 38 percent. Net loss for the nine months ended September 30, 2005, which included a $2.0 million loss on abandonment of a real estate lease, was $(850,000) or $(0.01) per diluted share. That compares with a net profit of $1,956,000 or $0.03 per diluted share for the nine-month period ended September 30, 2004. The balance sheet remained strong with cash and investments totaling $29.4 million and $1.7 million in debt as of September 30, 2005.

“We are pleased to report that sales grew 32 percent over last year’s third quarter and that growth continued to be particularly strong in Asia, which now represents approximately 33 percent of total Company sales compared to 28 percent last quarter,” said Robert Chen, president and chief executive officer. “During the third quarter we saw continued growth in all of our geographic areas. We estimate that approximately $250,000 of that growth, or 2 percentage points of our 32 percentage-point growth over the third quarter of 2004, was due to orders related to clean-up efforts associated with the recent hurricanes that struck the Southeastern United States. We are estimating fourth quarter 2005 sales in a range of $16 to $18 million, which would lead to total year 2005 sales of $58 to $60 million.”

Business Update

North American third quarter business included:

•	A five-year renewable contract from the State of New York for purchase of hazardous incident response equipment. This contract is also available to participating States and their eligible entities that sign a participating agreement. Current participating states include: Alaska, Arizona, Arkansas, Florida, Louisiana, Minnesota, Mississippi, Nevada, North Dakota, Rhode Island, South Carolina, South Dakota, Utah, and Washington.

•	The United States Postal Inspection Service adopted MultiRAE Plus instruments as their standard for HazMat response.

•	Several state environmental management agencies, including those from Nebraska and Rhode Island, standardized on PlumeRAE for toxic plume measurement with AreaRAE wireless systems.

Europe and the Middle-East third quarter business included:

•	The Danish Emergency Services standardized on MiniRAE 2000 for Volatile Organic Compound (“VOC”) monitoring.

•	Oil companies purchased ToxiRAE II single gas detectors for worker safety, UltraRAEs for monitoring benzene exposure and ppbRAEs for monitoring total VOC exposure as well as QRAE Plus and MultiRAE Plus toxic gas monitors.

•	The Israel Air Force selected MultiRAE Wingtank entry kits as their standard for their flight operations and fleet maintenance.

China and Asia third quarter business included:

•	Several Asian fire departments, including Shanghai and Taipei, purchased GammaRAE II radiation monitors, MultiRAE Plus toxic gas monitors and EntryRAE confined space entry monitors.

•	China Telecom standardized on RAE Systems instruments for confined space entry.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

[Tables to Follow]

RAE Systems Inc.

Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
Assets

Current Assets:
Cash and cash equivalents	$14,584,000	$21,566,000
Short-term investments	12,983,000	6,745,000
Notes receivable	780,000	535,000
Accounts receivable, net of allowance for doubtful accounts of $879,000 and $665,000, respectively	11,322,000	9,934,000
Accounts receivable from affiliate	112,000	119,000
Inventories, net	9,434,000	7,815,000
Prepaid expenses and other current assets	2,258,000	1,558,000
Income tax receivable	—	—
Deferred income taxes	2,403,000	1,578,000

Total Current Assets	53,876,000	49,850,000

Property and Equipment, net	14,611,000	11,287,000

Long-Term Investments	1,816,000	4,500,000

Intangible Assets	1,915,000	2,150,000

Deposits and Other Assets	1,033,000	1,172,000

Investment in Unconsolidated Affiliate	—	156,000

Total Assets	$73,251,000	$69,115,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$4,354,000	$3,449,000
Accrued liabilities	5,566,000	5,582,000
Notes payable	827,000	423,000
Income taxes payable	337,000	417,000
Other current liabilities	60,000	—
Current portion of deferred revenue	1,874,000	1,122,000

Total Current Liabilities	13,018,000	10,993,000

Deferred Revenue, net of current portion	270,000	240,000
Deferred Tax Liability	109,000
Other Long-term Liabilities	1,730,000	145,000
Long-term Notes Payable	890,000	1,260,000

Total Liabilities	16,017,000	12,638,000

Commitments and Contingencies

Minority Interest in Consolidated Entities	4,089,000	4,288,000

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,810,143 and 57,315,175 shares issued and outstanding, respectively	58,000	57,000
Additional paid-in capital	55,348,000	53,660,000
Accumulated other comprehensive income	254,000	137,000
Accumulated deficit	(2,515,000)	(1,665,000)

Total Shareholders’ Equity	53,145,000	52,189,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$73,251,000	$69,115,000

RAE Systems Inc.

Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30
	2005	2004	2005	2004
Net Sales	$16,152,000	$12,229,000	$42,024,000	$30,504,000

Cost of Sales	6,494,000	4,717,000	16,837,000	11,556,000

Gross Margin	9,658,000	7,512,000	25,187,000	18,948,000

Operating Expenses:
Sales and marketing	4,346,000	2,772,000	12,131,000	7,075,000
Research and development	1,214,000	1,063,000	3,615,000	2,965,000
General and administrative	3,256,000	2,070,000	9,225,000	5,926,000
Loss on abandonment of lease	—	—	2,027,000	—

Total Operating Expenses	8,816,000	5,905,000	26,998,000	15,966,000

Operating Income/(Loss):	842,000	1,607,000	(1,811,000)	2,982,000

Other Income (Expense):
Interest income	176,000	62,000	467,000	223,000
Interest expense	(3,000)	(3,000)	(37,000)	(11,000)
Other, net	57,000	20,000	2,000	52,000
Equity in loss of unconsolidated affiliate	(4,000)	(111,000)	(156,000)	(260,000)

Total Other Income/(Loss)	226,000	(32,000)	276,000	4,000

Income/(Loss) Before Income Taxes and Minority Interest	1,068,000	1,575,000	(1,535,000)	2,986,000

Income Tax Provision/(Benefit)	699,000	463,000	(486,000)	906,000

Income/(Loss) Before Minority Interest	369,000	1,112,000	(1,049,000)	2,080,000

Minority interest in loss / (gain) of consolidated entities	28,000	(83,000)	199,000	(124,000)

Net Income/(Loss)	$397,000	$1,029,000	$(850,000)	$1,956,000

Basic Earnings/(Loss) Per Common Share	$0.01	$0.02	$(0.01)	$0.04

Diluted Earnings/(Loss) Per Common Share	$0.01	$0.02	$(0.01)	$0.03

Weighted-average common shares outstanding	57,789,819	56,801,158	57,346,103	55,373,290
Stock options	1,542,125	3,147,012	—	3,131,578

Diluted weighted-average common shares outstanding	59,331,944	59,948,170	57,346,103	58,504,868